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                                                                                                   EXHIBIT 11

                        CML GROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                                   Second Quarter               Six Months
                                                                 -----------------          -----------------
                                                                 1994         1993          1994         1993
                                                                 ----         ----          ----         ----
Primary earnings per share:
Weighted average number of shares
   outstanding:
Common                                                         50,608,727   50,419,488   50,601,622   49,523,620
Shares deemed outstanding from the
   assumed exercise of stock options
   and from deferred compensation
   awards                                                       1,219,259    1,586,350    1,293,658    2,433,864
                                                              -----------  -----------  -----------  -----------

Total                                                          51,827,986   52,005,838   51,895,280   51,957,484
                                                              ===========  ===========  ===========  ===========
Net income                                                    $38,302,000  $32,538,000  $45,443,000  $38,281,000
                                                              ===========  ===========  ===========  ===========

Primary earnings per share                                          $0.74        $0.63        $0.88        $0.74
                                                                    =====        =====        =====        =====

Fully diluted earnings per share:

Weighted average number of shares
   outstanding, as above                                       51,827,986   52,005,838   51,895,280   51,957,484
Shares deemed outstanding from the
   assumed conversion of convertible
   subordinated debentures                                      2,218,649           --    2,218,649           --
Additional shares deemed outstanding
   from the assumed exercise of
   stock options                                                       --       27,734      113,314      104,276
                                                              -----------  -----------  -----------  -----------
Total                                                          54,046,635   52,033,572   54,227,243   52,061,760
                                                              ===========  ===========  ===========  ===========

Additional income from the elimination of
   the interest cost of the convertible subord-
   inated debentures, net of income tax effect                $   512,000  $        --  $ 1,026,000  $        --

Fully diluted earnings per share                                    $0.72        $0.63        $0.86        $0.74
                                                                    =====        =====        =====        =====

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